Exhibit 23.4

March 13, 2025

Boards of Directors

Lake Shore, MHC

Lake Shore Bancorp, Inc.

Lake Shore Savings Bank

31 East Fourth Street

Dunkirk, New York 14048

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion of a Mutual Holding Company to Stock Form on Form FR MM-AC, and any amendments thereto, to be filed with the Federal Reserve Board, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus and proxy statement/prospectus of Lake Shore Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus and proxy statement/prospectus.

Sincerely,

RP® FINANCIAL, LC.

Washington Headquarters
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www.rpfinancial.com	E-Mail: mail@rpfinancial.com